Exhibit 10.1

Memorandum of Understanding

This Memorandum of Understanding (“MOU”) is made by and between Dragon Jade International Limited (“Party 1”) and Ultroid Marketing Development Corporation (“Party 2”) on May 5, 2016.

This Memorandum of Understanding (MOU) sets for the terms and understanding between Parties:
1.	The acquirer as Party 1.
2.	The target acquisition as Party 2 in order to merge the two companies.

Background
Party 1 is a health services company operating in Hong Kong, Taiwan and greater China providing hemorrhoid treatment for sufferers of that ailment through doctors, clinics and in the future, hospitals.  Party 1 utilizes the treatment device and disposable probes that are both produced by and purchased from Party 2 on a commercial basis.

Party 2 is the company Ultroid Marketing Development Corp. (UMDC) that operates out of Tampa Florida in the United States and provides FDA cleared devices and disposable probes in the treatment of hemorrhoid ailments.

Purpose
This MOU will define the rights and responsibilities of both parties in this process with the goal of achieving:
1.	A definitive purchase agreement
2.	A closing transaction

The above goals will be accomplished by undertaking the following activities:

●	Party 2 delivering to Party 1, Due Diligence material as requested in order to satisfactorily perform the preliminary review and Due Diligence of the company, Party 2 aka UMDC.

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Party 1 is tasked with reviewing the Due Diligence material delivered by Party 2 and Party 2 endeavors to adequately disclose all material corporate information as requested and expected in matters such as this.  If Party 1 does not request a certain document or information that is pertinent to the transaction, then Party 2 is still obligated to deliver this information.  The expectation is that both parties agree and understand that the Due Diligence process is central to the determination of the values both given and received and that there will be no effort made to hide, obfuscate, misinform, withhold or generally not comply with best practice Due Diligence and information gathering and coalescence of required and necessary information in this process.

●	Party 1 warrants that the time frame to complete the Due Diligence after the delivery of the requested preliminary review and Due Diligence documents not to exceed 90 days.

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Both parties upon completion of the review of the Due Diligence material by Party 1 will then be expected to negotiate in good faith and reach a final Definitive Agreement for the acquisition of Party 2 by Party 1.

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Various factors are expected to enter into the final Definitive Agreement including findings through Due Diligence, materials generated by Party 2, also known as a valuation report, 3rd Party discussions with the funders associated with Party 1, etc.

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Party 1 is expected to have ongoing discussions with funders under an NDA for the acquisition of Party 2 but it is understood that funding cannot be completed until after all steps as outlined here and below are completed.

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Party 1 and Party 2 agree that the total consideration for the acquisition shall be the sum of US$40,000,000.00, of which (i) US$10,000,000.00 shall be paid by way of cash; and (ii) US$30,000,000.00 shall be paid by common stock of Party 1 to be based upon the 14-day average closing price of Party 1’s shares immediately prior to the completion date as specified in final Definitive Agreement.  However, it is important to note that even after a Definitive Agreement has been reached and executed, that the closing transaction is subject to Due Diligence by outside parties to verify that materials and other attestations are proven to be correct and truthful.

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Party 1 is expected to retain outside counsel to perform both a financial Due Diligence as well as Due Diligence on intellectual property and FDA compliance issues.  Party 2 is expected to comply with this Due Diligence and all requests and materials expected by presented and made available.  Any non-compliance of requests for relevant information can and will be in violation of both this MOU and the following Definitive Agreement and could lead to a failure to complete the transaction in a timely manner or in whole.

●
During and after Party 1 retains outside counsel to perform both a financial Due Diligence as well a Due Diligence on intellectual property and FDA compliance issues, Party 2 grants to Party 1 an exclusive right to the deal for 120 days.  As per best practices, this period of exclusivity is granted to the acquirer if the expenses of the Due Diligence are born by the acquirer.   More detail can be found below under the section Exclusive Negotiating Rights.  This exclusive period starts at the time that the outside Due Diligence begins.

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After the completion of the outside counsel Due Diligence, the Definitive Agreement can then move forward as contemplated or renegotiated depending upon the findings of the Due Diligence.  In the event that there are issues discovered in this process that affect the value of the transaction, the parties understand and agree that under best practices, that a renegotiation will take place.

●	After the close of the outside counsel Due Diligence, Party 1 will only then have the tools to be able to close the funding transactions with their investors.

Reporting
Both parties are expected to act in good faith with the understanding of both the rights of the parties granted by this agreement and the obligations to their shareholders that exist.  Failure to meet the obligations outlined in this MOU and the intent of the parties to reach a satisfactory agreement that leads to the closing of the contemplated transaction.

Access to Relevant Documents and Properties
Party 2 shall give to Party 1 and its representatives full access in both the pre-Due Diligence phase and the outside counsel Due Diligence phase to any personnel and all properties, documents, books, records and operations relating to the assets and operations within a reasonable amount of time from the date of any such request, but in each such case within five (5) business days from the date of request. All such requests for access under this Section shall be delivered via email or hard copies where appropriate.

The Transaction
Party 2 seeks to sell, and Party 1 seeks to purchase all of the outstanding shares of the company's issued and outstanding common shares for the sum of US$40,000,000.00, of which (i) US$10,000,000.00 shall be paid by way of cash; and (ii) US$30,000,000.00 shall be paid by common stock of Party 1 to be based upon the 14-day average closing price of Party 1’s shares immediately prior to the completion date as specified in final Definitive Agreement.

Costs and Expenses
All costs and expenses incurred by either Party in connection with the continued negotiation of the Transaction shall be borne by the incurring Party.

Exclusive Negotiating Rights
Recognizing that Party 1 is committing resources, foregoing other potential opportunities, and incurring the legal, accounting and incidental expenses necessary properly to evaluate the transaction, described above, and to negotiate the terms of, and consummate, the Transaction contemplated hereby, Party 2 agrees that for a period of 120 days after the start of the outside counsel Due Diligence Party 2 or its affiliates and their respective officers, directors, employees and agents shall not initiate, solicit, encourage, directly or indirectly, or accept any offer or proposal, regarding the possible acquisition by any person other than Party 1, including, without limitation, by way of a purchase of shares, purchase of assets or merger, of all or any substantial part of its equity securities or assets, and shall not (other than in the ordinary course of business as heretofore conducted) provide any confidential information regarding the Party 2  assets or business to any person other than Party 1 and its duly appointed representatives.

Duration
This MOU is at-will and may be modified by mutual consent of the parties. This MOU shall become effective upon signature by the authorized officials from both parties and will remain in effect until modified or terminated by any one of the parties by mutual consent. In the absence of mutual agreement by the authorized officials from the parties through either the execution of a definitive acquisition agreement or a termination of the transaction, this MOU shall end 6 months after the date of the ratification of this MOU.

Conditions to Consummation of the Transaction
The obligations of Parties, with respect to the Transaction, shall be subject to the satisfaction of the conditions customary to transactions of this type, including without limitation: (a) confirmation that the representations and warranties of Party 2 are true and accurate in all respects affecting the transaction; and, (b) satisfactory completion of Due Diligence by Party 1.

Transaction
The undersigned agree to the terms of the MOU as set forth above and each agree to cooperate in the negotiation, preparation of such Definitive Agreements, and other necessary documentation contemplated by the Transaction and agree to execute any and all documents consistent with the above terms to facilitate the consummation of such Transaction at the earliest possible time.

Confidentiality
Except as provided herein, the existence and the terms of this MOU shall be maintained in confidence by the Parties hereto and their respective officers, directors and employees as agreed in previously executed NDAs. Except as compelled to be disclosed by judicial or administrative process or by other requirements of law, legal process, rule or regulation (including to the extent required in connection with any filings made by the Parties or their controlling affiliates with the Securities and Exchange Commission) all public announcements, notices or other communications regarding such matters to third parties, including without limitation any disclosure regarding the transactions contemplated hereby, shall require the prior approval of all Parties hereto.

Termination
Termination of negotiations by Party 1 prior to the execution and delivery of the Definitive Agreements shall be without liability and neither Party hereto shall be entitled to any form of relief whatsoever, including without limitation, injunctive relief or damages. Termination of negotiations by Party 2 can only be made if Party 1 fails to perform under this MOU and after a ten (10) day notice period has not been remedied.  Termination of the MOU can only be done under mutual consent as described above in the section Duration.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

For Party 1

By:  /s/  Yat Man Lai
               Yat Man Lai,
               CEO

For Party 2

By:  /s/  Michael Knox
               Michael Knox,
               CEO